EXHIBIT 10.20
CEO
INCENTIVE PROGRAM — FISCAL 2010

Participants:	All Chief Executive Officers (CEOs).

Target Incentive:	Incentive is equal to 125% of base salary at 100% achievement of performance criteria. A maximum incentive of 200% of base salary can be achieved.

Performance Criteria:	Appendix A details the schedule of incentive attainment and plan goals based on actual performance versus plan performance. The plan performance is based on the financial plan approved by the Board of Directors at the July 2009 Board Meeting.

Payment:	Incentive payment for fiscal year 2010 will be made in July 2010 following approval by the Board of Directors. The CEO must be active in their role and a Paychex employee at the end of the applicable fiscal year to be eligible for the annual bonus, except as noted under the Partial Year section below.

Partial Year:	CEOs appointed during the fiscal year will be eligible for a bonus award based on a partial year formula calculation. The calculated amount is subject to adjustment by the Plan Administrators and must be reviewed with the Board of Directors to determine if the payment is fair.

CEOs who terminate employment with Paychex, or whose employment is terminated by Paychex (except for death or long term disability) at any time during the plan year will not be entitled to a bonus.

A CEO (or their beneficiaries or legal representatives) who dies or is on long-term disability is eligible for a bonus award based on a partial year formula calculation. The calculated amount is subject to adjustment by the Plan Administrators and must be reviewed by the Board of Directors to determine if the payment is fair.

Plan Administration:	The incentive plan will be administered and interpreted by the Governance and Compensation Committee, as approved by the Board of Directors. There are no deviations from plan criteria unless specifically agreed to in writing by the Board of Directors, as recommended by the Plan Administrator. The plan may be amended, suspended or terminated at any time.

This does not constitute a contract of or for employment of any specific duration. Paychex abides by the principle of employment-at-will, which permits the company or the employee to terminate the employment relationship with or without notice, with or without cause, at any time.